Madrigal Pharmaceuticals Reports Third-Quarter 2025 Financial Results and
Provides Corporate Updates

•Third-quarter 2025 Rezdiffra™ (resmetirom) net sales of $287.3 million
•As of September 30, 2025, more than 29,500 patients on Rezdiffra
•Closed global licensing agreement with CSPC Pharma to add oral GLP-1 to pipeline
•New Orange Book listed patent for Rezdiffra providing protection into 2045
•Launched Rezdiffra in Germany following European Commission approval
•Reports cash, cash equivalents, restricted cash and marketable securities of $1.1 billion as of Sept. 30, 2025
•Company to host conference call today, Nov. 4, 2025, at 8 a.m. EST

CONSHOHOCKEN, Pa., Nov. 4, 2025 – Madrigal Pharmaceuticals, Inc. (NASDAQ: MDGL), a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), today reports third-quarter 2025 financial results and provides corporate updates.

Bill Sibold, Chief Executive Officer of Madrigal, stated: “Six quarters into Rezdiffra’s launch, we continue to execute on all fronts. Most gratifying is the impact we’re having, with more than 29,500 patients on therapy and more than 10,000 healthcare providers prescribing Rezdiffra. With quarterly sales now annualizing above $1 billion, Rezdiffra is quickly becoming one of the most successful specialty launches in the industry and we’re still early, with greater than 90 percent of our target population yet to be treated. As we look ahead to 2026, Rezdiffra is poised for growth and continued broad, first-line access for patients.”

Sibold continued: “We’re advancing a focused strategy to extend our leadership by building a pipeline of complementary therapies. We recently added an oral GLP-1 that we intend to develop in combination with Rezdiffra to drive greater efficacy while maintaining strong tolerability. Like other large therapeutic areas, we believe MASH will require multiple mechanisms and tailored treatment regimens – and we’re well-positioned to lead that evolution. Alongside this, our pivotal Phase 3 Rezdiffra trial in F4c continues to advance and could make Rezdiffra the first approved treatment in compensated MASH cirrhosis. With U.S. patent protection for Rezdiffra into 2045, we can thoughtfully invest, innovate and lead the fight against MASH for years to come.”

Third-Quarter 2025 and Recent Corporate Updates
•Closed transaction to license global rights to oral GLP-1 (MGL-2086) to combine with Rezdiffra
◦Madrigal completed the licensing agreement with CSPC Pharma for an oral glucagon-like peptide-1 (GLP-1) receptor agonist and orforglipron derivative. The global license agreement supports Madrigal’s strategy to develop innovative combination treatments for MASH, anchored by its foundational therapy, Rezdiffra.
◦MGL-2086 (formerly SYH2086) is expected to enter the clinic in the first half of 2026.
•New Orange Book listed Rezdiffra patent provides protection into 2045
◦A new patent entitled, “Methods for treating a fatty liver disease” (U.S. Patent No. 12,377,104) that covers the FDA-approved use of Rezdiffra with claims directed to Rezdiffra’s commercial weight-threshold dosing regimen as prescribed in the FDA-approved label was listed in the FDA’s Approved Drug Products with

Therapeutic Equivalence Evaluations, commonly known as the Orange Book, in August 2025.
•Launched Rezdiffra in Germany following European Commission approval
◦Following European Commission (EC) conditional marketing authorization in August, Madrigal launched Rezdiffra in Germany in September. The EC conditional marketing authorization was based on positive results from the Madrigal’s pivotal Phase 3 MAESTRO-NASH trial demonstrating that Rezdiffra reduced fibrosis, resolved MASH and improved key noninvasive tests. Rezdiffra is the first and only approved therapy in the European Union (EU) for MASH.
•Madrigal to have strong presence at upcoming AASLD Liver Meeting
◦Madrigal will have a significant presence at the upcoming American Association for the Study of Liver Disease (AASLD) Liver Meeting taking place Nov. 7-11 in Washington D.C.; 15 abstracts have been accepted, including two oral presentations and two posters of distinction.

Third-Quarter 2025 Financial Results
•Total Revenues: Third-quarter 2025 net revenues were $287.3 million, compared to $62.2 million in the comparable prior year period. The increase is due to increased demand for Rezdiffra.
•Operating Expenses: Third-quarter 2025 operating expenses were $401.2 million, compared to $178.5 million in the comparable prior year period.
◦Cost of Sales: Third-quarter 2025 cost of sales was $18.1 million, compared to $2.2 million in the comparable prior year period.
◦R&D Expense: Third-quarter 2025 R&D expense was $174.0 million, compared to $68.7 million in the comparable prior year period. The increase was primarily due to the upfront expense for CSPC, partially offset by a reduction in expenses related to clinical trials.
◦SG&A Expense: Third-quarter 2025 SG&A expense was $209.1 million compared to $107.6 million in the comparable prior year period. The increase was primarily due to increases in commercial activities for Rezdiffra including corresponding increases in headcount to support commercialization efforts.
•Interest Income: Third-quarter 2025 interest income was $10.3 million compared to $13.0 million in the comparable prior year period. The decrease was primarily due to lower interest rates in 2025.
•Interest Expense: Third-quarter 2025 interest expense was $7.5 million compared to $3.7 million in the comparable prior year period. The increase was primarily due to a higher average outstanding principal balance after entering into the Financing Agreement.
•Cash, Cash Equivalents, Restricted Cash and Marketable Securities: As of Sept. 30, 2025, Madrigal had cash, cash equivalents, restricted cash, and marketable securities of $1.1 billion, compared to $931.3 million as of Dec. 31, 2024. The increase was primarily due to the Company entering into a senior secured credit facility managed by Blue Owl Capital that consisted of a $350 million initial term loan funded at closing, a portion of which was used to repay all outstanding obligations under Madrigal’s then-outstanding loan facility, offset by funding of operations.

Conference Call and Webcast
At 8 a.m. EST today, Nov. 4, Madrigal will host a webcast to review its financial and operating results and provide a general business update. To access the webcast, please visit the investor relations section of the Madrigal website or click here to register. An archived webcast will be available on the Madrigal website following the event.

About MASH
Metabolic dysfunction-associated steatohepatitis (MASH), formerly known as nonalcoholic steatohepatitis (NASH), is a serious liver disease that can progress to cirrhosis, liver failure, liver cancer, need for liver transplantation, and premature mortality. MASH is the leading cause of liver transplantation in women and the second leading cause of all liver transplantation in the U.S. It is the fastest-growing indication for liver transplantation in Europe.

Once patients progress to MASH with moderate to advanced liver fibrosis (consistent with stages F2 to F3 fibrosis), the risk of adverse liver outcomes increases dramatically: these patients have a 10 to 17 times higher risk of liver-related mortality as compared to patients without fibrosis. Madrigal is focused on reaching approximately 315,000 patients with moderate to advanced fibrosis who are under the care of liver specialists in the U.S.

Patients with MASH who progress to cirrhosis face a 42 times higher risk of liver-related mortality, underscoring the need to treat MASH before complications of cirrhosis develop. An estimated 245,000 patients with compensated MASH cirrhosis (consistent with F4c fibrosis) are currently under the care of liver specialists in the U.S.

As disease awareness improves and disease prevalence increases, the number of diagnosed patients with F2 to F4c MASH is expected to grow.

About Madrigal
Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL) is a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), a liver disease with high unmet medical need. Madrigal’s medication, Rezdiffra (resmetirom), is a once-daily, oral, liver-directed THR-β agonist designed to target key underlying causes of MASH. Rezdiffra is the first and only medication approved by both the FDA and European Commission for the treatment of MASH with moderate to advanced fibrosis (F2 to F3). An ongoing Phase 3 outcomes trial is evaluating Rezdiffra for the treatment of compensated MASH cirrhosis (F4c). For more information, visit www.madrigalpharma.com.

Forward Looking Statements
This press release includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements related to commercial coverage for Rezdiffra in 2026, the expected benefit of Madrigal’s newly issued patent, expected growth of Rezdiffra sales, Madrigal’s clinical development plans and timelines, Madrigal’s leadership position in the MASH sector and the potential benefit of Rezdiffra in patients with compensated MASH cirrhosis. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to: the assumptions underlying the forward-looking statements; risks related to obtaining and maintaining regulatory approvals, including, but not limited to, potential regulatory delays or rejections; our history of operating losses and the possibility that we may never achieve or maintain profitability; risks associated with meeting the objectives of Madrigal’s clinical trials, including, but not limited to Madrigal’s ability to achieve enrollment objectives concerning patient numbers (including an adequate safety database), outcomes objectives and/or timing objectives for Madrigal’s trials; any delays or failures in enrollment, and the occurrence of adverse safety events; risks related to the effects of Rezdiffra’s (resmetirom’s) mechanism of action or of any other product candidate; market demand for and acceptance of Rezdiffra; our ability to service indebtedness and otherwise comply with debt covenants; outcomes or trends from competitors; future topline data timing or results; our ability to prevent and/or mitigate cyber-attacks; the timing and outcomes of clinical trials of Rezdiffra (resmetirom) and of any other product candidate; the uncertainties inherent in clinical testing; uncertainties concerning analyses or assessments outside of a controlled clinical trial; and changes in laws and regulations applicable to our business and our ability to comply with such laws and regulations. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Madrigal undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Madrigal’s submissions filed with the U.S. Securities and Exchange Commission(“SEC”), for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. Madrigal specifically discusses these risks and uncertainties in greater detail in the sections appearing in Part 1A of its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025, and as updated from time to time by Madrigal’s other filings with the SEC.

Madrigal may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Madrigal’s website in addition to following its press releases, filings with the SEC, public conference calls, and webcasts.

Madrigal Pharmaceuticals, Rezdiffra™ and associated logos are trademarks of Madrigal Pharmaceuticals, Inc.

Investor Contact
Tina Ventura, IR@madrigalpharma.com

Media Contact
Christopher Frates, media@madrigalpharma.com

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Madrigal Pharmaceuticals, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2025	**2024**	**2025**	**2024**
Revenues:				
Product revenue, net	$ 287,268	$ 62,175	$ 637,320	$ 76,813
Operating expenses:				
Cost of sales	18,122	2,152	31,700	2,788
Research and development	174,004	68,742	272,257	211,070
Selling, general and administrative	209,117	107,585	573,851	293,834
Total operating expenses	401,243	178,479	877,808	507,692
Loss from operations	(113,975)	(116,304)	(240,488)	(430,879)
Interest income	10,308	13,019	27,905	35,575
Interest expense	(7,451)	(3,679)	(14,012)	(11,172)
Loss on extinguishment of debt	(2,779)	-	(2,779)	-
Other expense, net	(293)	-	(335)	-
Net loss	$ (114,190)	$ (106,964)	$ (229,709)	$ (406,476)
Basic and diluted net loss per common share	$ (5.08)	$ (4.92)	$ (10.32)	$ (19.31)
Basic and diluted weighted average number of common shares outstanding	22,482,502	21,745,929	22,261,718	21,052,544

Madrigal Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2025	December 31, 2024
Cash, cash equivalents, restricted cash and marketable securities	$ 1,114,749	$ 931,251
Trade receivables, net	113,285	53,822
Other current assets	118,646	47,854
Other non-current assets	15,777	9,320
Total assets	$ 1,362,457	$ 1,042,247
Liabilities and Equity		
Current liabilities	$ 391,406	$ 169,277
Long-term liabilities	345,319	118,587
Stockholders’ equity	625,732	754,383
Total liabilities and stockholders’ equity	$ 1,362,457	$ 1,042,247